Exhibit 99.1

Contacts	Terrence Bowshier	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5078	(614) 917-5497

State Auto Financial Reports First Quarter 2007 Results

•	Quarterly earnings of $0.74 per share

•	Quarterly GAAP combined ratio of 91.3

•	Book value per share increased to $20.94

COLUMBUS, Ohio (April 24, 2007) – State Auto Financial Corporation (NASDAQ:STFC) today reported first quarter 2007 net income of $30.8 million, or $0.74 per diluted share, versus $40.2 million, or $0.97 per diluted share, for the first quarter of 2006. Net income from operations* per diluted share for the first quarter 2007 was $0.72, versus $0.98 for the same 2006 period.

STFC’s GAAP combined ratio for the quarter was 91.3 versus 83.9 for the first quarter of 2006. Catastrophe losses accounted for 3.2 points of the total 56.8 loss ratio points, or $8.1 million, during the first quarter this year, compared to 3.7 points of the total 49.7 loss ratio points, or $9.6 million, for the same period in 2006. STFC’s first quarter 2007 revenue was $275.5 million versus $276.8 million for the same period in 2006. STFC’s book value per share increased to a new high of $20.94 per share as of March 31, 2007. Return on stockholders’ equity for the twelve months ended March 31, 2007 was 13.4% compared to 17.0% for the twelve months ended March 31, 2006.

“I am pleased to report another strong quarter of performance to our shareholders. Both personal and business insurance segments produced solid results during the first quarter of 2007 and contributed to our fine 91.3 combined ratio,” said STFC Chairman, President and CEO Bob Restrepo.

“In this very competitive market, our auto policies in force have increased since year end 2006 and our overall production numbers are trending upward. We continue to roll out products, systems and services that are consistent with our commitment to make it easier for our agents to do business with us. These advancements are designed to grow the company, and grow it profitably. We are hopeful the momentum we have seen, through the first quarter, will continue throughout the remainder of 2007,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ-listed companies. The company markets its personal and business insurance products exclusively through independent insurance agencies in 29 states and is proud to be a Trusted Choice® company partner. The company is one of just 3 percent of publicly listed companies to earn the 2006 Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found at www.STFC.com and www.StateAuto.com.

*Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.02 per diluted share for the first quarter 2007 versus ($0.01) for the same 2006 period.

STFC has scheduled a conference call with interested investors for Tuesday, April 24, 10:00 a.m. Eastern time to discuss the company’s first quarter 2007 performance. Live and archived broadcasts of the call can be accessed on www.STFC.com. A replay of the call can be heard beginning at noon, April 24, by calling 1-866-491-9105. Supplemental schedules detailing the company’s first quarter 2007 financial, sales and underwriting results are made available on www.STFC.com prior to the conference call.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended March 31
(in millions, except per share amounts)	2007	2006
Net premiums written	$247.5	$249.1

Earned premiums	251.9	256.1
Net investment income	21.3	20.4
Net realized gain (loss) on investments	1.1	(0.9)
Other income	1.2	1.2

Total revenue	275.5	276.8

Income before federal income taxes	40.8	56.7

Federal income tax expense	10.0	16.5

Net income	$30.8	$40.2

Earnings per share:
- basic	$0.75	$0.99
- diluted	$0.74	$0.97

Earnings per share from opeartions(A):
- basic	$0.73	$1.00
- diluted	$0.72	$0.98

Weighted average shares outstanding:
- basic	41.1	40.6
- diluted	41.8	41.5

Book value per share	$20.94	$19.57

Dividends paid per share	$0.10	$0.09

Total shares outstanding	41.1	40.7

GAAP ratios:
Loss and LAE ratio	56.8	49.7
Expense ratio	34.5	34.2

Combined ratio	91.3	83.9

(A) Net income from operations:
Net income	$30.8	$40.2
Less net realized gains (losses) on investments, less applicable federal income taxes	0.7	(0.6)

Net income from operations	$30.1	$40.8